Exhibit 99.1

IEH Corporation Announces Third Quarter Fiscal Year 2019 Results

BROOKLYN, N.Y., February 11, 2019 - IEH Corporation (OTC: IEHC) today announced results for the third quarter of fiscal year 2019, ended December 28th, 2018.

IEH Corporation reported revenues of $5.98 million for the third quarter of fiscal year 2019, an increase of 14% as compared to revenues of $5.23 million for the third quarter of fiscal year 2018. For the nine months ended December 31, 2018, revenue was $21.6 million, compared to $16.3 million in the first nine months of fiscal year 2018, an increase of 33%. Operating Income for the quarter increased by 53% over the same quarter of the last fiscal year. Net Income was $788,880 for the current quarter, or $.33 per share, compared to net income of $474,908, or $.20 per share, in the same quarter of the prior year, an increase of 66%.

Dave Offerman, President and CEO of IEH Corporation commented, “We’re very pleased to see the trajectory of growth we’ve established over the last several years continue as fiscal 2019 approaches conclusion. The impressive growth in our top line is surpassed only by the substantial gains of our bottom line. This is due in large part to our augmented sales and marketing efforts, streamlining of production processes, and the sustained health and growth of the primary industries we serve, Defense and Commercial Aerospace. Aided by a strong cash position, manageable inventory and a solid backlog, we look forward to a successful fourth quarter of the fiscal year.”

About IEH Corporation

For over 77 years and four generations of family-run management, IEH Corporation has designed, developed, and manufactured printed circuit board (PCB) connectors, custom interconnects and contacts for high performance applications. With its signature Hyperboloid technology, IEH supplies the most durable, reliable connectors for the most demanding environments. The company markets primarily to companies in defense, aerospace, space and industrial applications, in the United States, Canada, Europe, Southeast and Central Asia and the Mideast. The company was founded in 1941 and is based in Brooklyn, New York.

Dave Offerman

ph: 718-492-9698

fx: 718-492-9898

dave@iehcorp.com

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